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                                                          Exhibit 99.B(K)(iv)(e)

[ING FUNDS LOGO]


February 1, 2005


ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258


Re: Reduction in Fee Payable under the Service and Distribution Plan for the Class B Shares


Ladies and Gentlemen:

     Pursuant to our letter agreement dated March 1, 2004, we have waived the service fee of 0.25% of the average daily net assets payable to us under the Service and Distribution Plan for the Class B Shares of ING Senior Income Fund attributable to Class B Shares of the Fund for the period from March 1, 2004 through February 28, 2005. By this letter, we agree to continue to waive that fee for the period from March 1, 2005 through and including July 1, 2006.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                                 Sincerely,


                                                 /s/ Michael J. Roland
                                                 Michael J. Roland
                                                 Executive Vice President


Agreed and Accepted:
ING Senior Income Fund


By: /s/ Robert S. Naka
    -------------------------
        Robert S. Naka
        Senior Vice President


7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000      ING Funds Services, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com